Exhibit 8.1

[Letterhead of O'Melveny & Myers LLP]

November 19, 2004

Rural LEC Acquisition LLC

505 Third Avenue East

Oneonta, Alabama 35121

Re:                             Material United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Rural LEC Acquisition LLC, a Delaware limited liability company, which will convert to Otelco Inc., a Delaware corporation (together with Rural LEC Acquisition LLC, the “Company), in connection with the Registration Statement on Form S-1, Registration No. 333-115341, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance by the Company of an aggregate of up to 9,524,940 shares of Class A common stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Shares”), (ii) the issuance by the Company of up to $80,127,549 aggregate principal amount of senior subordinated notes due 2019 (together with any additional senior subordinated notes that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Notes”), (iii) the issuance by the subsidiaries of the Company named in Schedule I hereto (individually, a “Guarantor” and collectively, the “Guarantors”) of guarantees (the “Guarantees”) with respect to the Notes and (iv) the issuance by the Company of an aggregate of 9,524,940 Income Deposit Securities (together with any additional Income Deposit Securities that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “IDSs”), each representing one Share and $7.52 aggregate principal amount of Notes.  The Notes and the Guarantees will be issued under an indenture (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

We have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have also relied upon certain factual representations and/or determinations by the Company, the lead underwriters in the IDSs offering, and independent financial firms relating to, among other things, the economic, creditor rights and other terms of the Notes, the Company’s overall capital structure, including its debt to equity ratio after giving effect to the IDSs offering, and the Company’s ability to meet its debt obligations based on its projected financial performance.

Our opinions set forth below are based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial precedents, all as of the date hereof.  The foregoing authorities may be repealed, revoked or modified, and any such change may be retroactively effective.

Based upon the foregoing, and subject to the qualifications and limitations stated herein and therein, the statements set forth in the Registration Statement under the caption “Material United States Federal Income Tax Considerations,” insofar as they discuss matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences of the issuance, purchase, ownership and disposition of IDSs and Notes.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein.  Moreover, we note that there is no authority directly on point dealing with securities such as IDSs and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings “Material United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus constituting part of the Registration

Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

Schedule I

Subsidiary Guarantors

Name	State of Organization

Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Hopper Holding Company, Inc.	Alabama
Hopper Telecommunications Company, Inc.	Alabama
Brindlee Holdings LLC	Delaware
Brindlee Mountain Telephone Company	Alabama
Page & Kiser Communications, Inc.	Alabama
Blountsville Telephone Company, Inc.	Alabama